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                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
[X]Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        PHARMACEUTICAL RESOURCES, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:


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

                        PHARMACEUTICAL RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 28, 1997

To the Shareholders:

  The 1997 Annual Meeting of Shareholders of Pharmaceutical Resources, Inc. (the "Company") will be held on October 28, 1997, at Holiday Inn-Suffern, 3 Executive Boulevard, Suffern, New York at 10 a.m. local time for the following purposes:

  I. To elect two members of the Company's Board of Directors, which consists of six members, to serve for a three-year term and until their successors have been duly elected and qualified; and

  II. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on September 12, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1997 Annual Meeting of Shareholders (the "Meeting"). Only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          Dennis J. O'Connor
                                          Secretary

September 12, 1997


 YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                PROXY STATEMENT

                        PHARMACEUTICAL RESOURCES, INC.

                              ONE RAM RIDGE ROAD
                         SPRING VALLEY, NEW YORK 10977

                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 28, 1997

                              GENERAL INFORMATION

  This Proxy Statement is furnished to shareholders of Pharmaceutical Resources, Inc. (the "Company"), a New Jersey corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the 1997 Annual Meeting of Shareholders (the "Meeting"), and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting is to be held on October 28, 1997, at Holiday Inn--Suffern, 3 Executive Boulevard, Suffern, New York at 10 a.m. local time.

  The principal executive offices of the Company are located at One Ram Ridge Road, Spring Valley, New York 10977, and its telephone number is (914) 425-7100. The enclosed proxy and this proxy statement are being transmitted to shareholders of the Company on or about September 12, 1997.

SOLICITATION AND REVOCATION

  The accompanying proxy in the form enclosed is being solicited by and on behalf of the Board. The solicitation of proxies will be made principally by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegraph, without extra compensation. The Company has also retained Georgeson & Company Inc. to assist it in the solicitation of proxies. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that such costs will be approximately $8,000.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock") entitled to vote shall constitute a quorum. The accompanying proxy card is intended to permit a shareholder of record on September 12, 1997 to vote at the Meeting on the proposals described in this Proxy Statement, whether or not the shareholder attends the Meeting. Persons who acquire shares of record after the close of business on September 12, 1997 will not be entitled to vote such shares at the Meeting by proxy or by voting at the Meeting in person. The persons named in the proxy have been designated as proxies by the Board. Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of the two nominees for director named herein, and (ii) at the discretion of the proxy holders in respect of such other business, if any, as may properly be brought before the Meeting and which the Board did not know would be presented at the Meeting.

  Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any matter will be included in determining the existence of a quorum. Broker Shares that are not voted on any matter will not be included in determining the existence of a quorum. Abstentions and Broker Shares that are not voted will not be counted in tabulations of the votes cast on proposals. Thus, neither abstentions nor non-voted Broker Shares will have an effect on the outcome of the election of the two nominees for directors, which requires only that a plurality of the votes cast be in favor of each nominee. Non-voted Broker Shares will also have no effect on the outcome of any other proposals to the Company's shareholders. Any proxy given to the Company by a shareholder pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by executing and delivering another proxy bearing a later date. Attendance by a shareholder at the Meeting does not alone serve to revoke the proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

OUTSTANDING SHARES

  The Board has fixed the close of business on September 12, 1997 as the record date (the "Record Date") for the determination of shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. An aggregate of 18,696,629 shares of Common Stock were outstanding at the close of business on September 2, 1997. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be voted upon at the Meeting, and the Company's shareholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

OWNERSHIP OF VOTING SECURITIES

  The following table sets forth, as of the close of business on September 2, 1997, the beneficial ownership of the Common Stock by (i) each person known (based solely on a review of Schedules 13D) to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for election as a director of the Company, (iii) the Named Executives, as defined in the "Executive Compensation" section of this Proxy Statement, and (iv) all directors and current executive officers of the Company and Par Pharmaceutical, Inc., the Company's principal operating subsidiary ("Par"), as a group (based upon information furnished by such persons). Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                                        AMOUNT OF PERCENTAGE OF
                                                         COMMON      COMMON
         NAME AND ADDRESS OF BENEFICIAL OWNER             STOCK       STOCK
         ------------------------------------           --------- -------------
Clal Pharmaceutical Industries Ltd.(1)................. 2,313,272     12.3
Kenneth I. Sawyer(2)(3)................................   706,900      3.7
Melvin H. Van Woert, M.D.(2)(3)........................    70,050        *
Andrew Maguire, Ph.D.(2)(3)............................    36,300        *
H. Spencer Matthews(2)(3)..............................    36,900        *
Mark Auerbach(2)(3)....................................    47,000        *
Robin O. Motz, M.D., Ph.D.(2)(3).......................    42,000        *
Dennis J. O'Connor(2)..................................    27,452        *
Joseph Gokkes(2).......................................       170        *
All directors and current executive officers (as of
 9/2/97) as a
 group (8 persons) (2).................................   966,772      5.0

--------
*  Less than 1%.
(1) The address of Clal Pharmaceutical Industries Ltd. ("Clal") is Clal House, 5 Druyanov Street, Tel Aviv 63143, Israel.
(2) The business address of each of these individuals, for the purposes hereof, is in care of Pharmaceutical Resources, Inc., One Ram Ridge Road, Spring Valley, New York 10977. Includes shares of Common Stock which may be acquired upon the exercise of options which are exercisable on or prior to November 1, 1997, under the Company's stock option plans as follows:
    Mr. Sawyer, 550,000 shares; Dr. Van Woert, 69,000 shares; Mr. Maguire, 36,000 shares; Mr. Matthews, 36,000 shares; Mr. Auerbach, 47,000 shares; Dr. Motz, 42,000 shares; Mr. O'Connor, 25,833 shares; and Mr. Gokkes, 0 shares.
(3) A director of the Company.

VOTING ARRANGEMENTS

  The Company and Clal entered into a Stock Purchase Agreement, dated March 25, 1995, as amended (the "Stock Purchase Agreement"), pursuant to which Clal, on May 1, 1995, purchased 2,027,272 shares of Common Stock. Clal acquired the right to receive an additional 186,000 shares in connection with an amendment of the Stock Purchase Agreement on July 28, 1997. Under the Stock Purchase Agreement, Clal agreed to vote all of the shares of Common Stock held by it in favor of certain business combination transactions of the Company and certain sales of assets or securities of the Company. See "Certain Relationships and Related Transactions." In addition, Clal has certain rights under the Stock Purchase Agreement to nominate directors to the Company's Board and committees thereof. See "Election of Directors--Directors."

                             ELECTION OF DIRECTORS

DIRECTORS

  The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with the term of office of one class expiring each year. The Class II and Class III directors of the Company have terms which expire in 1998 and 1999, respectively. The terms of office of Class I directors expire this year. Mark Auerbach and H. Spencer Matthews are each nominated to be elected at the Meeting as Class I directors to hold office for a three-year term until the 2000 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The maximum number of directors is set by the Company's By-laws at fifteen, and the number of directors is presently set, by resolution, at six.

  Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy, unless authority to do so is withheld as to an individual nominee or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. It is expected that each of the nominees will be able to serve, but if before the election it develops that any one or more of the nominees will be unable to serve or for good cause will not serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Each of the nominees has consented to serve as a director of the Company and to be named herein. Messrs. Auerbach and Matthews are currently members of the Board. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy.

  Under the Stock Purchase Agreement, Clal has the right to designate one-seventh of the members of the Board as long as Clal owns 8% of the issued and outstanding Common Stock, and a total of two-sevenths of the members of the Board if Clal owns at least 16% of the issued and outstanding Common Stock. The Company has the right to reject a designee of Clal if such person is not reasonably acceptable to the Company. The Company also agreed to elect Clal's designee to the Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee of the Board. Additionally, if Clal's appointment of a director to the Audit Committee is prohibited by the rules and regulations of the New York Stock Exchange, Inc., the Company will provide Clal materials which are provided to committee members, the appointment of the Company's auditors will be approved by the entire Board, the Company will consult with directors nominated by Clal with respect to Audit Committee actions and the directors nominated by Clal will have the right to consent to certain changes in the Company's accounting principles. In the event that Clal does not nominate directors to the Board or its committees or if Clal's designees are not elected to the Board or its committees, Clal is permitted, under the Stock Purchase Agreement, to designate representatives who may attend meetings of the Board and its committees.

  Clal, until September 1997, had one of its representatives serve on the Board and several of its committees. Clal has subsequently designated one representative to attend meetings of the Board and its committees. Such representative will not serve as a director of the Company.

  The following table sets forth certain information with respect to each nominee for election as a Class I director of the Company at the Meeting and the year each was first elected as a director:

                                                                         YEAR
                                                                       OF FIRST
NAME                                                               AGE ELECTION
----                                                               --- --------
CLASS I
Mark Auerbach (1)(2)..............................................  58   1990
  Since June 1993, the Senior Vice President and Chief Financial
  Officer of Central Lewmar L.P., a distributor of fine papers.
  From August 1992 to June 1993, a partner of Marron Capital L.P., an investment banking firm. From July 1990 to August 1992, Pres-
  ident, Chief Executive Officer and Director of Implant Technol-
  ogy Inc., a manufacturer of artificial hips and knees.
H. Spencer Matthews (2)...........................................  76   1990
  Since 1986, President and Chief Executive Officer of Dispense-
  All South Coast, Inc., and Dispense-All of Central Florida,
  Inc., two companies which are wholesalers of juice concentrates.
  Rear Admiral, United States Navy (Retired).

  The following table sets forth certain information with respect to each of the Class II directors (terms expire in 1998) and Class III directors (terms expire in 1999) and the year each was first elected as a director:

                                                                        YEAR
                                                                      OF FIRST
NAME                                                              AGE ELECTION
----                                                              --- --------
CLASS II
Andrew Maguire, Ph.D. (1)(3)(4)..................................  58   1990
  Since January 1990, President and Chief Executive Officer of
  Appropriate Technology International, a not-for-profit
  corporation providing business development services in Asia,
  Africa and Latin America. From January 1989 to December 1994, a
  Senior Vice President of Washington Financial Group, an
  investment banking firm. From June 1987 to January 1989,
  Executive Vice President of the North American Securities
  Administrators Association.
Melvin H. Van Woert, M.D. (3)(4)(5)..............................  67   1990
  Since 1974, Physician and Professor of Neurology and
  Pharmacology and Doctoral Faculty, Mount Sinai Medical Center,
  New York.

                                                                         YEAR
                                                                       OF FIRST
NAME                                                               AGE ELECTION
----                                                               --- --------
CLASS III
Kenneth I. Sawyer (3)(4)(5).......................................  51   1989
  Since October 1990, Chairman of the Board of the Company. Since
  October 1989, President and Chief Executive Officer of the
  Company. From September 1989 to October 1989, Interim President
  and Chief Executive Officer of the Company. From August 1989 to
  September 1989, counsel to the Company. From May 1989 to August
  1989, an attorney in private practice. From prior to 1987 to May
  1989, Vice President and General Counsel of Orlove Enterprises,
  Inc., a company engaged in the manufacture and distribution of pharmaceutical and other products. Director of Acorn Venture
  Capital Corporation, a closed-end investment company.

Robin O. Motz, M.D., Ph.D. (2)(4)(5)...................................  58 1992
  Since July 1978, Assistant Professor of Clinical Medicine, Columbia
  University College of Physicians and Surgeons. Physician engaged in a private practice of internal medicine.

--------
(1) A member of the Audit Committee of the Board of the Company.
(2) A member of the Compensation and Stock Option Committee of the Board of the Company.
(3) A member of the Strategic Planning Committee of the Board of the Company.
(4) A member of the Nominating Committee of the Board of the Company.
(5) A member of the Executive Committee of the Board of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

  The Board met four times during fiscal year 1996 which ended September 30, 1996. The Audit Committee met once during fiscal year 1996. The primary function of the Audit Committee is to review the Company's financial statements with its auditors. See "--Directors." The Compensation and Stock Option Committee held five meetings during fiscal year 1996. The functions of the Compensation and Stock Option Committee are to set and approve salary and bonus levels of corporate officers and to administer the Company's 1986 Stock Option Plan and 1990 Stock Incentive Plan, including primary responsibility for the granting of options and other awards thereunder. The Nominating Committee did not meet during fiscal year 1996. The primary function of the Nominating Committee is to make recommendations to the Board concerning the selection of nominees for election as directors. The Nominating Committee will consider candidates suggested by directors or shareholders. Nominations for shareholders, properly submitted in writing to the Secretary of the Company, will be referred to the Nominating Committee for consideration. Neither the Executive Committee nor the Strategic Planning Committee had any official meetings during fiscal year 1996. The function of the Executive Committee is to exercise the powers of the Board in the management of the business and affairs of the Company, subject to limits imposed by applicable law, and the function of the Strategic Planning Committee is to review potential material transactions involving the Company and to communicate with and make recommendations to the Board in respect of such transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As a public company, the Company's directors, executive officers and 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended. Under such Act, Mr. Sawyer delinquently filed one Statement of Beneficial Ownership of Securities during fiscal year 1996.

COMPENSATION OF DIRECTORS

  For service on the Board in fiscal year 1996, directors received an annual retainer of $12,000. Directors also received a fee of $1,000 for each meeting of the Board attended, and a fee of $750 for each committee meeting attended in person or by telephone conference, subject to a maximum of $1,750 per day. Chairmen of committees receive an additional annual retainer of $5,000 per committee. At the 1995 Annual Meeting of Shareholders, the shareholders approved the 1995 Directors' Stock Option Plan (the "1995 Directors' Plan"). The 1995 Directors' Plan will award options to non-employees who may be elected in the future. Current directors will obtain no future awards under the 1995 Directors' Plan.

  Directors who are employees of the Company or any of its subsidiaries or who are designated by Clal receive no additional remuneration for serving as directors or as members of committees of the Board. All directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Clal Agreements. On May 1, 1995, the Company consummated a strategic alliance with Clal consisting primarily of (i) the sale by the Company of 2,027,272 shares of the Company's Common Stock for $20,000,000, or $9.87 per share, (ii) the issuance by the Company of warrants to purchase 1,905,107 shares of Common Stock (the "Warrants") and (iii) the formation of a joint venture, named Clal Pharmaceutical Resources Limited Partnership, to research and develop generic pharmaceutical products (the "Joint Venture"). The Stock Purchase Agreement included terms of the Company's and Clal's business relationship including issuance to Clal of 2,027,272 shares of Common Stock, rights to nominate Board members, rights of first refusal, voting agreements, rights to invest in others, standstill agreements and agreements with respect to the issuance of the Warrants. Subject to the satisfaction of certain conditions, Clal obtained the right to designate one or more of the members of the Company's Board of Directors and committees thereof, or in lieu thereof observers to meetings of the Company's Board of Directors and committees thereof, and the right to designate a member of the Company's management.

  Clal has a right of first refusal with respect to certain business combination transactions of the Company and certain sales of the assets or securities of the Company. Such right extends until May 1, 2000, provided that Clal, when exercising such right (i) has not sold or disposed of shares of Common Stock representing more than 337,045 shares of Common Stock and (ii) owns or has the right to acquire 16% of the Common Stock (the "Restricted Period"). If Clal does not exercise its first refusal rights with respect to any of the above-mentioned transactions, Clal will, subject to certain exceptions, be required to vote its shares of Common Stock in favor of such transactions. Such obligation will terminate upon the expiration of the Restricted Period. Clal has no obligation to vote its shares of Common Stock in favor of such a transaction if (i) Clal exercises its right of first refusal with respect to such transaction, (ii) fewer than 75% of the members of the Board (excluding member(s) of the Board nominated by Clal) vote in favor of the transaction or (iii) any member of the Board (excluding member(s) of the Board nominated by Clal) votes against the transaction. In the event that Clal has an obligation to vote its shares in favor of such a transaction, Clal also has agreed to take such other actions reasonably required or appropriate to facilitate the consummation of the transaction. Clal has no obligation to vote its shares in favor of, or take other actions to facilitate, any such transaction if Clal notifies the Company that, in Clal's opinion, the consummation of such a transaction would be detrimental to the Company and/or its shareholders, except if the Company, in response to such a notice, delivers to Clal a fairness opinion from a nationally recognized investment banking firm.

  Clal has agreed to limit acquisitions of the Company's securities to 19.99% of the issued and outstanding Common Stock prior to May 1, 1998. In addition, Clal has agreed to limit such acquisitions to 25% of the issued and outstanding Common Stock after May 1, 1998. Clal has the right to tender for or purchase no less than 70% of the issued and outstanding Common Stock after May 1, 2000. These limitations expire six months following the expiration of the Restricted Period (the "Consent Period"). Clal also has the right to acquire up to 20% of any equity securities issued by the Company in an underwritten public offering so long as Clal, at the time, owns 10% of the issued and outstanding Common Stock (assuming, for this purpose, the full exercise of the Warrants). Clal has also agreed to not sell or otherwise dispose of Common Stock or other securities convertible into Common Stock during the Consent Period unless such securities are registered or may be sold without registration under Rule 144 promulgated under the Securities Act of 1933, as amended, or are sold in certain business combination transactions, unless the sale is approved by the Board (excluding member(s) of the Board nominated by Clal). Clal will limit, during the Consent Period, sales of Common Stock to any one person, entity or group to no more than 3% of the issued and outstanding Common Stock, except as otherwise permitted under the Stock Purchase Agreement.

  In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement, the Company also granted to Clal certain registration rights under the Registration Rights Agreement (the "Registration Rights Agreement"). In general, Clal will not be able to sell freely the shares of Common Stock purchased by Clal without registration under applicable securities laws or unless an exemption from registration is available. Clal is entitled to two demand registrations. In addition, the Company granted to Clal the right to register shares of Common Stock owned by Clal on each occasion that the Company registers shares of Common Stock, subject to certain limitations and exceptions.

  As part of the alliance formed by the Company and Clal on May 1, 1995, the Company and Clal formed the Joint Venture to research and develop generic pharmaceutical products. In May 1995, the Company and Clal formed the research and development joint venture in Israel to develop generic pharmaceuticals for PRI's manufacture in the United States. On August 14, 1997, the Company, through one of its subsidiaries, acquired Clal's 51% ownership interest in the Joint Venture for $447,000 in cash obtained from the sale of FineTech Ltd. ("FineTech") stock owned by the Company and a non-recourse secured promissory note for $1,500,000 payable over six years at an interest rate of 7%. The Company has the unconditional option to prepay the note for $600,000 on or before August 12, 1998. Until the promissory note is repaid in full, the Company is obligated to invest $1,500,000 annually in the Joint Venture. In addition, the Company and Clal agreed to modify certain terms of Clal's investment in the Company, including the surrender by Clal of the Warrants in exchange for the issuance to Clal of 186,000 shares of the Company's Common Stock. The Company expects to issue such shares in September 1997.

  As of September 2, 1997, Clal owned 2,172,727 shares of Common Stock. Of such shares, 100,000 were purchased from Mr. Sawyer at a price of $7.125 per share on June 3, 1996.

  Investment in FineTech. Under the Stock Purchase Agreement, the Company obtained the right to participate with Clal and certain of its affiliates in connection with pharmaceutical acquisitions and transactions. In connection therewith, the Company, purchased 10% of the shares of FineTech in December 1995 for $1,000,000. FineTech is an Israeli pharmaceutical research and development company in which Clal had a significant ownership interest. The Company's purchases of chemical components from FineTech in fiscal year 1996 totalled approximately $1,500,000. The Company sold all of its interests in FineTech in May 1997 to a third party for approximately $447,000.

  The foregoing descriptions of certain terms of the Stock Purchase Agreement, the Warrants, the Registration Rights Agreement and the Joint Venture do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which were filed as exhibits to the Form 8-K filed by the Company with the Securities and Exchange Commission on May 12, 1995.

  Transactions with Officers and Directors. In February 1995, the Company purchased a condominium for $192,500. The Company leased the condominium to Mr. Sawyer for $1,800 per month, which represented the fair market value as determined by a disinterested third party. The Company sold the condominium on July 31, 1996 for $225,000. See "Executive Compensation--Employment Agreements and Termination Arrangements."

  At various times during fiscal year 1996, the Company made certain unsecured loans to Mr. Sawyer in connection with the exercise of his options. Such loans currently are evidenced by a single promissory note which bears interest at the rate of 8.25% per annum. Interest and principal are due on the earlier of August 14, 2002 or the termination of Mr. Sawyer's employment with the Company. As of September 2, 1997, the outstanding balance of the note, with interest, was approximately $364,218.

  During fiscal year 1996, Bio-Dar Ltd., an Israeli company and affiliate of Clal Industries Ltd., sold chemicals to the Company for approximately $500,000.

  The Company believes that all of the above transactions were on terms that were fair and reasonable to the Company.

EXECUTIVE OFFICERS

  The executive officers of the Company consist of Mr. Sawyer as President, Chief Executive Officer and Chairman of the Board, and Dennis J. O'Connor as Vice President, Chief Financial Officer and Secretary. The executive officers of Par consist of Mr. Sawyer and Mr. O'Connor, and Joseph Gokkes as Chief Operating Officer of Par.

  The following table sets forth certain information with respect to the executive officers of the Company and Par who are not directors or nominees for election as a director:

NAME                                                                        AGE
----                                                                        ---
Dennis J. O'Connor.........................................................  45
   Since October 1996, Vice President, Chief Financial Officer and Secre-
   tary of the Company and Par. From June 1995 to October 1996, he served as Controller of Par. From November 1989 to June 1995, Vice President--
   Controller of Tambrands, Inc., a consumer products company.
Joseph Gokkes..............................................................  56
   Since May 1997, Chief Operating Officer of Par. From April 1996 until
   May 1997, he was employed by Clal in its international operations, and from February 1990 to February 1996 he served in several capacities, including Vice President for International Marketing and General Manager
   of Taro Pharmaceutical Industries Ltd. (Israel) and Taro International,
   respectively.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation earned by or paid, during fiscal years 1994 through 1996, to the Chief Executive Officer of the Company and the three additional most highly compensated executive officers (over $100,000) serving as executive officers of the Company and/or Par at the end of fiscal year 1996 (the "Named Executives"). The Company awarded or paid such compensation to all such persons for services rendered in all capacities during the applicable fiscal years.

                          SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                         ----------------------- -----------------------
                                                  RESTRICTED  SECURITIES
NAME AND                                            STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION       YEAR SALARY($) BONUS($) AWARDS($)(1) OPTIONS(#) COMPENSATION ($)(2)
------------------       ---- --------- -------- ------------ ---------- -------------------
Kenneth I. Sawyer,...... 1996  370,692      --                  75,000         38,530
 President, Chief        1995  427,153  200,000       --           --          49,806
 Executive Officer and
 Chairman                1994  407,253  100,000       --           --          59,018
Robert I. Edinger,...... 1996  190,000      --        --        20,000          3,481
 Executive Vice
 President, Chief        1995  189,038      --        --        40,000         19,628
 Financial Officer and
 Secretary(3)            1994  180,000   50,000       --           --          11,072
Robert M. Fisher, Jr.,.. 1996  170,000      --        --        20,000          3,232
 Executive Vice          1995
 President,                    188,691      --        --        20,000         15,898
 Corporate Development,  1994  122,359   23,500       --        10,000          3,504
 Sales &
 Marketing(4)

--------
(1) The Named Executives did not hold any shares of restricted stock at the end of fiscal year 1996.
(2) For fiscal year 1996, includes insurance premiums paid by the Company for term life insurance for the benefit of the Named Executives as follows:
    Mr. Sawyer-$80; Mr. Edinger-$70; and Mr. Fisher-$63. The amount for Mr. Sawyer also includes $38,376, representing the maximum potential estimated dollar value of the Company's portion of insurance premium payments from a split-dollar life insurance policy as if 1996 premiums were advanced to the executive without interest until the earliest time the premiums may be refunded by Mr. Sawyer to the Company. Also includes the following amounts contributed by the Company to the Company 401(k) plan: Mr. Edinger-$3,411 and Mr. Fisher-$3,169. Messrs. Sawyer, Edinger and Fisher waived contributions of $11,865 each to be made on their behalf in fiscal year 1996 by the Company with respect to the Par Pharmaceutical Inc. Retirement Plan.
(3) Effective October 7, 1996, Mr. Edinger's employment with the Company terminated (see "--Employment Agreements and Termination Arrangements").
(4) Effective November 15, 1996, Mr. Fisher's employment with the Company terminated (see "--Employment Agreements and Termination Arrangements").

  The following table sets forth stock options granted to the Named Executives during fiscal year 1996.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED ANNUAL
                                                                           RATES OF STOCK PRICE
                                                                         APPRECIATION FOR OPTION
                                       INDIVIDUAL GRANTS                           TERM
                         ----------------------------------------------- ------------------------
                                       % OF TOTAL
                           SHARES       OPTIONS
                         UNDERLYING    GRANTED TO
                          OPTIONS      EMPLOYEES    EXERCISE  EXPIRATION
NAME                     GRANTED (#) IN FISCAL YEAR PRICE ($)    DATE    0% ($)  5% ($)  10% ($)
----                     ----------  -------------- --------- ---------- ------ -------- --------
Kenneth I. Sawyer(1)....   75,000        15.96%      $7.125    5/23/01    $ 0   $682,013 $860,616
Robert I. Edinger(2)....   20,000         4.26%      $ 7.00    3/13/01    $ 0   $178,679 $225,471
Robert M. Fisher,
Jr.(3)..................   20,000         4.26%      $ 7.00    3/13/01    $ 0   $178,679 $225,471

--------
(1) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on May 24, 1996 of which 25,000 became exercisable immediately, 25,000 became exercisable on May 24, 1997 and 25,000 will become exercisable on May 24, 1998, respectively.
(2) Represents options granted pursuant to the Company's 1990 Incentive Option plan on March 14, 1996. Such options terminated on October 7, 1996 (see "--Employment Agreements and Termination Arrangements").
(3) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on March 14, 1997 and 6,667 become exercisable on each of March 14, 1998 and March 14, 1999, respectively. Such options will terminate earlier than the expiration date in connection with Mr. Fisher's termination of employment on November 15, 1996 (see "--Employment Agreements and Termination Arrangements").

  The following table sets forth the stock options exercised by the Named Executives during fiscal year 1996 and the value, as of September 30, 1996, of unexercised stock options held by the Named Executives.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES                UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED ON   VALUE      OPTIONS AT FY-END (#)         AT FY-END ($)
                          EXERCISE    REALIZED  ------------------------- -------------------------
NAME                         (#)        ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
Kenneth I. Sawyer.......   380,000   $1,378,862   645,000      50,000         --           --
Robert I. Edinger.......      0          0        60,000       40,000         --           --
Robert M. Fisher, Jr....      0          0        20,000       30,000         --           --

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company has entered into an employment agreement with Mr. Sawyer, which provides for his employment in his current position through October 4, 2000, subject to earlier termination by the Company for Cause (as such term as defined in the agreement). Mr. Sawyer's term of employment will be automatically extended on October 4 of each year for an additional one-year period unless either party provides written notice by July 4th of such year that he or it desires to terminate the agreement. Under the agreement with Mr. Sawyer, the Company is required to use its best efforts to cause him to be elected and re-elected to the Board of Directors during his term of employment. Mr. Sawyer, pursuant to the terms of his employment agreement, is and will be required to serve, if so elected, on the Board of Directors of the Company and any subsidiary, as well as any committees thereof.

  Mr. Sawyer's agreement provides for certain payments upon termination of his employment as a result of a material breach by the Company of his employment agreement following a Change of Control (as such term is defined in the agreement) of the Company. A material breach by the Company of the employment agreement includes, but is not limited to, termination without Cause and a change of his responsibilities. Mr. Sawyer is entitled to receive, if such termination occurs within two years following the Change of Control of the Company, a lump sum payment equal to the lesser of three times the sum of his annual base salary and most recent bonus or the maximum amount permitted without the imposition of an excise tax on Mr. Sawyer or the loss of a deduction to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), plus reimbursement of certain legal and relocation expenses incurred by Mr. Sawyer as a result of the termination of his employment and maintenance of insurance, medical and other benefits for 24 months or until Mr. Sawyer is covered by another employer for such benefits.

  In addition, Mr. Sawyer's employment agreement provides for the Company to purchase a residence within the vicinity of the Company's principal offices for Mr. Sawyer to occupy for the duration of his term of employment. In this connection, the Company purchased a condominium for a price of $192,500, which Mr. Sawyer leased from the Company from February 1995 until July 1996. The Company sold the condominium on July 31, 1996. The Company has no further obligation to provide a residence for Mr. Sawyer. See "Election of Directors-- Certain Relationships and Related Transactions." In fiscal year 1996, Mr. Sawyer voluntarily agreed to reduce his salary, effective July 1, 1996, to $350,000 per year.

  The Company terminated Mr. Edinger's employment on October 7, 1996, and is not currently making severance payments to him. The severance arrangement of Mr. Edinger is the subject of a lawsuit filed against the Company seeking $427,500 plus punitive damages of at least $106,875.

  The Company is paying Mr. Fisher severance payments of 12 months continuation of his prevailing base salary, payable in weekly installments from November 12, 1996, the date of termination of his employment. The Company also has agreed to pay medical and other benefits for twelve months or until he is covered by another employer for such benefits.

PENSION PLAN

  The Company maintains a defined benefit plan (the "Pension Plan") intended to qualify under Section 401(a) of the Code. Effective October 1, 1989, the Company ceased benefit accruals under the Pension Plan with respect to service after such date. The Company intends that distributions will be made, in accordance with the terms of the Pension Plan, to participants as of such date and/or their beneficiaries. The Company will continue to make contributions to the Pension Plan to fund its past service obligations. Generally, all employees of the Company or a participating subsidiary who completed at least one year of continuous service and attained 21 years of age were eligible to participate in the Pension Plan. For benefit and vesting purposes, the Pension Plan's "Normal Retirement Date" is the date on which a participant attains age 65 or, if later, the date of completion of 10 years of service. Service is measured from date of employment. The retirement income formula is 45% of the highest consecutive five-year average basic earnings during the last 10 years of employment, less 83 1/3% of the participant's Social Security benefit, reduced proportionately for years of service less than 10 at retirement. The normal form of benefit is a life annuity, or for married persons, a joint and survivor annuity. None of the Named Executives have any years of credited service under the Pension Plan.

  Par currently maintains a retirement plan (the "Retirement Plan") and a retirement savings plan. The Board of Directors of Par has authorized the cessation of employer contributions to the Retirement Plan effective December 30, 1996. Consequently, participants in the Retirement Plan will no longer be entitled to any employer contributions under such plan for 1996 or subsequent years.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), consisting entirely of non-employee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees. The Compensation Committee held five meetings in fiscal year 1996. In reviewing overall compensation for fiscal year 1996, the Compensation Committee focused on the Company's objectives to attract executives of the highest caliber from larger, well-established pharmaceutical manufacturers, to retain the Company's executives, to encourage the highest level of performance from such executives and to align the financial interests of the Company's management with that of its shareholders by offering awards that can result in the ownership of Common Stock. The Company did not utilize specific formulae or guidelines in reviewing and approving executive compensation.

  Elements of Executive Compensation Program. The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options through participation in the Company's 1986 Stock Option Plan and stock options and other incentive awards through participation in the Company's 1990 Stock Incentive Plan. In awarding or approving compensation to executives in fiscal year 1996, the Compensation Committee considered the present and potential contribution of the executive to the Company and the ability of the Company to attract and retain qualified executives in light of the regulatory reviews of the Company's operations and its financial condition.

  Base Salary and Annual Bonus. Base salary and annual bonus for executive officers are determined by reference to Company-wide and individual performances for the previous fiscal year. The factors considered by the Compensation Committee included both strategic and operational factors, such as efforts in responding to regulatory matters, efforts in exploration of strategic alternatives for the Company, such as the strategic alliance with Clal, research and development expenditures, review and implementation of updated systems and operational procedures as a foundation for future growth and realignment of the Company's internal sales and marketing organization, as well as the Company's financial performance. In addition to Company-wide measures of performance, the Compensation Committee considers those performance factors particular to each executive officer, including the performance of the area for which such officer had management responsibility and individual accomplishments.

  Base salaries for executives were determined primarily by reference to industry norms, the principal job duties and responsibilities undertaken by such persons, individual performance and other relevant criteria. Base salary comparisons for most executives are made to a group of pharmaceutical manufacturers in the United States. Such group is selected by the Company based upon several factors including, but not limited to, the duties and responsibilities of the executive used in the comparison, size and complexity of operations, reputation and number of employees of other companies. With respect to Mr. Sawyer, Chief Executive Officer, a comparison was made by an independent consulting firm, prior to the signing of his employment agreement in 1992, to generic pharmaceutical companies and turnaround situations selected by the consulting firm. In keeping with its goal of recruiting executives from larger, well-established pharmaceutical manufacturers, the Compensation Committee considers the performance of the companies used in the comparisons, as measured by their quality and regulatory profile, as well as competitive necessity in determining base salaries. The Compensation Committee considered it appropriate and in the best interest of the Company and its shareholders to set the levels of base salary for the Company's Chief Executive Officer and other executives at the median of comparable companies in order to attract and retain the highest caliber of managers for the Company so as to position the Company for future growth and improved performance. In order to attract and retain certain key executives, the Company offers its executives long-term employment contracts which provide for specified base salaries.

  The Compensation Committee, in determining the annual bonuses to be paid to its executives for fiscal year 1996, considered the individual's contribution to the Company's performance as well as the Company's financial performance and assessments of each executive's participation and contribution to the other factors described above, as opposed to determination by reference to a formal, goal-based plan. The non-financial measures varied among executives depending upon the operations under their management and direction. The Compensation Committee utilized the award of bonuses, without necessarily referring to specific benchmarks, to attract and retain high quality executives for the Company.

  Stock Options and Other Awards. The Company's 1986 Stock Option Plan provides for stock option awards and the Company's 1990 Stock Incentive Plan provides for stock option and other equity-based awards. Under such Plans, the size of each award and the persons to whom such awards are granted is determined by the Compensation Committee based upon the nature of services rendered by the executive, the present and potential contribution of the grantee to the Company and the overall performance of the Company. The Compensation Committee believes that grants of stock options will enable the Company to attract and retain the best available talent and to encourage the highest level of performance in order to continue to serve the best interests of the Company and its shareholders. Stock options and other equity-based awards provide executives with the opportunity to acquire equity interests in the Company and to participate in the creation of shareholder value and to benefit correspondingly with increases in the price of the Company's Common Stock.

  Compensation Committee's Actions for Fiscal Year 1996. In determining the amount and form of executive compensation to be paid or awarded for fiscal year 1996, the Compensation Committee considered the criteria discussed above. In light of the reduction in sales in fiscal year 1996 from fiscal year 1995 and the Company's financial condition, the Compensation Committee did not award cash bonuses to the Named Executives. In lieu of cash bonuses, the Compensation Committee awarded stock options to the Named Executives in consideration of reaching certain quantitative and qualitative objectives and to increase the incentive for them in the financial success of the Company.

  Chief Executive Officer Compensation. The Compensation Committee approved an employment agreement in October 1992 for Mr. Sawyer. In approving such employment agreement, the Compensation Committee authorized a base salary of $366,993 for Mr. Sawyer in fiscal year 1996. Mr. Sawyer agreed to reduce his salary effective July 1, 1996 to $350,000 per year. No cash bonuses were awarded to Mr. Sawyer in fiscal year 1996 in view of the Company's operating results and financial condition. Mr. Sawyer was granted stock options to purchase 75,000 shares of Common Stock.

  In reviewing and setting Mr. Sawyer's compensation, the Compensation Committee recognized his substantial role in (i) negotiating and implementing two joint venture and distribution agreements, and (ii) working to explore numerous strategic alternatives for the Company. The Compensation Committee also recognized his substantial efforts and personal sacrifices in guiding the Company in the face of the difficult conditions confronting the generic pharmaceutical industry and the Company.

  Internal Revenue Code Section 162(m) limits deductions for federal income tax purposes for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement. The level of salaries and bonus to the Named Executives paid by the Company do not exceed this limit at this time.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                                          Mark Auerbach
                                          H. Spencer Matthews
                                          Robin O. Motz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee conducted deliberations concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are executive officers of the Company. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of the Company.

PERFORMANCE GRAPH

  The graph below compares the cumulative total return of the Company's Common Stock with the cumulative total return of the New York Stock Exchange Composite Index and the S&P(R) Health Care Drugs Index for the annual periods from September 30, 1991 to September 30, 1996. The graph assumes $100 was invested on September 30, 1991 in the Company's Common Stock and $100 was invested at that time in each of the Indexes. The comparison assumes that all dividends are reinvested.

                                 9/91    9/92    9/93    9/94    9/95    9/96

Pharmaceutical Resources Inc.    $100    $161    $306    $212    $230    $103

NYSE Composite Index             $100    $111    $127    $132    $161    $193

S&P(R) Health Care Drugs Index   $100    $ 97    $ 78    $ 94    $149    $201

                             INDEPENDENT AUDITORS

  The Board has selected the firm of Arthur Andersen LLP, independent certified public accountants, to act as independent public accountants for the Company for the 1997 fiscal year. Arthur Andersen LLP has acted in such capacity for the Company's fiscal year from the fiscal year ended September 30, 1995. A representative of Arthur Andersen LLP is expected to be present at the Meeting, such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

  During the Company's 1993 and 1994 fiscal years, the Company engaged the accounting firm of Richard A. Eisner & Company, LLP as the independent accountants to audit its financial statements. The Company notified Richard A. Eisner & Company, LLP that, effective September 5, 1995, it would no longer utilize its services as independent accountants. On September 5, 1995, the Company engaged the firm of Arthur Andersen LLP to act as its independent accountants for the 1995 fiscal year. The Company's decision to change independent accountants was recommended and approved by its Audit Committee. Richard A. Eisner & Company, LLP's reports on the Company's financial statements for the 1993 and 1994 fiscal years did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There has not occurred, during the two fiscal years ended as of September 30, 1994, or any subsequent interim period prior to September 5, 1995, any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (the "Commission")) with respect to Richard A. Eisner & Company, LLP. In connection with the audits of the Company's financial statements for each of the two fiscal years ended as of September 30, 1994, and in the subsequent interim period, there were no disagreements with Richard A. Eisner & Company, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Richard A. Eisner & Company, LLP would have caused Richard
A. Eisner & Company, LLP to make reference to the matter in their report on the Company's financial statements for such periods. Richard A. Eisner & Company, LLP has previously stated in connection with filings with the Commission that it agrees with the statements contained in this paragraph.

                                 OTHER MATTERS

  At the date of this proxy statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any proposal which is intended to be presented by any shareholder for action at the 1998 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company, at One Ram Ridge Road, Spring Valley, New York 10977, not later than December 31, 1997 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          Dennis J. O'Connor
                                          Secretary

Dated: September 12, 1997

PROXY

                        PHARMACEUTICAL RESOURCES, INC.
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR ANNUAL MEETING TO BE HELD ON OCTOBER 28, 1997

Know All Men By These Presents: That the undersigned shareholder(s) of Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), hereby constitute(s) and appoint(s) Kenneth I. Sawyer and Dennis J. O'Connor with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote, at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn-Suffern, Three Executive Boulevard, Suffern, New York, on October 28, 1997, at 10:00 A.M. (local time) and at all adjournments thereof, the shares of stock which the undersigned would be entitled to vote if then personally present in the transaction of such business as may properly come before the meeting. The undersigned would direct my (our) proxies to vote for me (us) as specified by a cross (X) in the appropriate spaces,upon the following proposals:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO MEMBERS OF THE BOARD OF DIRECTORS.

[X] Please mark your         WHEN OK TO PRINT -- REMOVE ALL RED ITEMS
    votes as in this
    example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all listed nominees.


Election of Directors. Nominees: Mark Auerbach and H. Spencer Matthews

1. Election of       For All       Withhold Authority to Vote
   Directors                        for all Nominees listed
                       [  ]                 [  ]

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space below.)

2. In their discretion, the proxies are autorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

             [NO TEXT PRINT IN THIS ADDRESS AREA]

[ ] I plan on attending the Annual Meeting.


Please mark, sign, date, and return this proxy card promptly.


                                                                , 1997
----------------------------------------------------------------
SIGNATURE                                                  DATE

                                                                , 1997
----------------------------------------------------------------
SIGNATURE                                                  DATE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.